Exhibit 10.8

Borqs Wireless Ltd.

Employment Contract

Party of the First Part: Borqs Wireless Ltd.	Party of the Second Part: Xiaobo LI

Legal Representative: Xiyuan CHEN

Or Commissioned Agent:

Address of the Party of the First Part: No. 10

Jiuxianqiao Road, Chaoyang District, Beijing

Tower A, Building B23, Universal Business Park

Postal Code: 100102

Identification Card No.: Residence Location: Home Address: Postal Code: Telephone No.:

This employment contract (hereinafter, “this Contract”) is being concluded and signed by and between Borqs Wireless Ltd., a limited liability company incorporated in accordance with the laws of the People’s Republic of China (hereinafter, the “Company”) and Mr./Ms. Xiaobo LI (hereinafter, the “Employee”) on July 1, 2013.

Each party to this Contract, by means of amicable negotiations, voluntarily and on the basis of mutual benefit, hereby agrees and signs this Contract as follows:

Article 1     Employment

1. 1        Content of the work and the work place.

1.1.1 In accordance with the relevant Chinese laws, statutes, and regulations, the Company agrees to employ the employee in the Company in the Office of the Chief Executive Officer in order to conduct work as Senior Vice President for Commercial Affairs in accordance with the articles and provisions stipulated in this Contract, and the workplace shall be the premises of the Company; and the Employee agrees to accept this employment.

1.1.2 The Employee shall, at all times in accordance with the instructions directly issued by the Company, be responsible for conducting sad work, and shall accept all the guidance and supervision of the top leadership and the relevant departments of the Company.

1.1.3 Both Parties hereby acknowledge that, at any time during the term of this Contract, the Company shall be entitled, in accordance with the operating requirements and the employee’s work performance, make suitable changes as the Company deems to be necessary with regard to the department, work responsibilities, and position held by the Employee, the content of the work, or the workplace within the scope of the Company and its subsidiaries.

1.2         Employment Term.

1.2.1 This Contract shall become effective on July 1, 2013 (the “Effective Date”). The Parties agree that this Contract shall be a Fixed Term Contract, beginning on its effective date and ending on June 30, 2015 (hereinafter, the “Term of the Contract”), unless in accordance with the provisions and clauses stipulated in this Contract it is extended or terminated early. Prior to the expiration date of the Term of the Contract or in accordance with any extension of this Article, if either Party wishes to renew the Contract, said Party shall, one (1) month before the expiration date notify the other Party thereof in writing, After both Parties reach agreement in writing, the Term of this Contract may be extended accordingly.

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1.2.2 Each Party to this Contract agrees that the first three (3) months of the Term of the Contract shall be a probationary period. If at any time during this probationary period, the Company recognizes that the Employee is not in compliance with the terms and conditions of employment, the Company shall be entitled, after explaining the reasons to the Employee, to rescind this Contract immediately without any need to provide advance notice to the Employee. The Employee may terminate this Contract during the probationary period by providing written notice to the Company three days in advance. Once this Contract has been terminated in accordance with the provisions stipulated in this clause, except the obligations regarding confidentiality stipulated clearly elsewhere in this Contract, neither Party shall be liable to the other Party for performing any obligations under the terms of this Contract.

1.3         Obligations of the Employee. The Employee agrees that, besides the obligations stipulated in this Contract, during the Term of this Contract, the Employee shall be required to:

1.3.1 During his regular working hours according to this Contract, use all his time, energy, and skills in performing the obligations stipulated in this Contract, and perform his duties effectively, exert his greatest efforts, and ensure the satisfactory completion of the responsibilities assigned by the Company.

1.3.2 According to the provisions of this Contract, the Company’s regulations and policies and applicable laws, regulations, and faithful and scrupulous performance of his duties, perform his obligations for the Company as stipulated under the provisions of this Contract, not engage in any activities that violate the Company’s regulations or that might harm the interests of the Company, and not to use the work duties or position in the Company directly or indirectly to obtain his own personal interests.

1.3.3 The Employee shall conscientiously comply with the system of rules stipulated by the Company, take care of the Company’s assets, respect professional ethics, be industrious and meticulous, and proactively participate in the training and education organized by the Company. If the Employee violates the system of rules stipulated by the Company or other work discipline, the Company may, in accordance with said individual system of rules, apply disciplinary measures, up to terminating this Contract.

1.3.4 Prior to the Company signing the Employment Contract, the Employee has agreed that he is signing this Contract with the Company only after he has officially terminated the employment relationship with his previous employer. If the Employee violates this commitment and causes this Contract to be null and void, the Employee shall accept all liability. If it causes losses to the Company, the Employee shall be liable to pay compensation. The Company shall not assume liability for any economic disputes or legal liability of the Employee prior to the signing of the Contract.

1.4         Obligations of the Company. The Company hereby agrees that, besides for other obligations stipulated in this Contract, the Company shall also, during the Term of this Contract be required to:

1.4.1 In accordance with the relevant laws and regulations with regard to labor protection, provide a safe, healthy environment and working conditions for the Employee;

1.4.2 Formulate for the employee and provide to the employee an employee handbook, and said handbook shall stipulate all work regulations in compliance with Chinese laws and regulations and include the bonus system and disciplinary rules, working hours, vacation time, the employee corporate benefits plan, and the work safety plan. Once said handbook has become effective, it shall become an inseparable part of this Contract, and both the Employee and the Company shall be required to comply strictly with it in accordance with this Contract. However, if any provision in the employee handbook is inconsistent with or conflicts with any clause stipulated in this Contract, the clause in this Contract shall take precedence.

1.5        Training. If the Company decides to provide training events for the Employee in any location, the Employee shall participate in said training, in accordance with said training plan and in the designated location. Unless this Contract is terminated in accordance with Clauses 5.1, 5.2, and 5.3 or Clauses 5.6.2 or 5.6.3 in this Contract, after the Employee has participated in said training, he shall provide services the Company for at least three (3) years in accordance with the provisions stipulated in this Contract; and if the Employee conducts such service to the Company less than three (3) years, the Employee shall compensate the Company for all the training expenses that the Company has expended for the training conducted and provided to the Employee in accordance with this clause and pay a penalty for breach of contract. The sum of money for the aforementioned training may be reduced year after year by thirty percent (30%) per year, in accordance with the number of years of actual service for the Company after the Employee received the training. However, any compensation that the Employee pays to the Company in accordance with the provisions stipulated in this clause may not affect or reduce any other of liability he has for breach of the contract or of any of the obligations and liability assumed by him pursuant to Article 6 of this Contract.

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Article 2     Employment Compensation

2.1         Salary.

2. 1.1 During the period the Employee is employed in accordance with this Contract, unless there is agreement reached between the parties elsewhere in this Contract, the Company shall, during the Term of this Contract stipulated in Article 1.2.1 of this Contract, pay the Employee, in Chinese Yuan (CNY) a salary for compensation per month equivalent to the amount in the offer letter (the amount in CNY in the offer letter), and the salary for the probationary period shall be 100% of the official salary.

2.1.2 The annual salary mentioned in this Contract or in other Company policies shall, in accordance with the Company’s salary policy, be paid to the Employee by the Company with the annual amount of compensation divided into 12 equal monthly installments. For the composition of the salary see the pay stub.

2.1.3 The Company shall be entitled, in accordance with the Employee’s wishes and changes in the Employee’s work duties or position in the company, or in accordance with the Company’s new salary policy, adjust or change the Employee’s salary level.

2.1.4 The Company may decrease or deduct the following expenses and sums from the Salary it pays to the Employee in accordance with this Contract:

2.1.4.1 Income tax on the Employee’s salary withheld in accordance with Article 9 of this Contract;

2.1.4.2 The social insurance expenses to be assumed by the Employee individually to be withheld by the Company on his behalf in accordance with this Contract or in accordance with the relevant Chinese laws and regulations;

2.1.4.3 The expenses specified by a court judgment or by an arbitral award that the Company is required to deduct from the Employee’s salary;

2.1.4.4 All sums of compensation for losses to be paid by the Employee to the Company as stipulated in this Contract or by means of another legal decision, and all other expenses and expenditures deducted from the salary paid to the Employee in accordance with applicable Chinese laws and regulations.

2.2        Bonuses. During the Term of this Contract, the Company may pay the Employee bonuses at any time pay the, in accordance with the standards, clauses, terms and conditions, and amounts that it determines itself.

Article 3    Social Welfare Insurance, Benefits, and Vacations

3.1        Social welfare insurance and benefits. During the Term of this Contract, the Company shall provide the Employee social welfare insurance and benefit payments stipulated by the relevant Chinese laws and regulations, including, but not limited to those with regard to retirement, health care, and housing.

3.2        Vacations. The Employee shall, in accordance with the relevant laws and regulations of China, have the right to paid leave and vacation as stipulated in the Company’s policy, however, the Company shall have the right, in accordance with work requirements, to arrange for the Employee to use the relevant vacation time early or defer the use of said time.

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Article 4     Arrangement of Working Hours

The Company shall implement a standard full-time work system, adopting flexible working hours. The Employee shall, work eight (8) hours per day (break times are not calculated in the working hours), forty (40) hours per week; however, because of work requirements or depending on the intensity and the environment of the work, the Company shall have the right to arrange for increasing or decreasing the number of hours of work per day or per week or adjust his beginning and ending times, and the Employee waives the right to claim from the company any sum of additional compensation or an allowance on the basis of the aforementioned adjustments.

Article 5     Termination

5.1         Immediate Termination. This Contract shall, terminate automatically without advance notice on the date on which any of the following circumstances arises:

5.1.1 The Term of the Contract stipulated in Article 1.2.1 of this Contract expires;

5.1.2 This Contract is terminated within the probationary period in accordance with the provision stipulated by Article 1.2.2 of this Contract;

5.1.3 Both Parties to this Contract agree to terminate this Contract early;

5.1.4 The Employee is legally investigated for criminal liability or re-education through labor.

5.2         Immediate termination of the Contract by the Company. Any of the following kinds of conduct on the part of the Employee shall constitute a serious breach of contract on the part of the Employee and shall cause the Company to have the right to terminate this Contract the same day it issues a written notice of termination:

5.2.1 The Employee conducts any deceit of the Company or engages in any other dishonest conduct, regardless of whether said conduct causes the Company to incur an actual loss;

5.2.2 The Employee has committed gross negligence, engaged in corrupt practices, and caused interests of the management unit to suffer serious losses;

5.2.3 The Employee, at the same time that he was an employee, established an employment relationship with another employer, has used his position for it, and has refused to correct it;

5.24 The Employee’s conduct constitutes a serious violation of Chinese laws and regulations, and has been legally investigated for criminal liability;

5.2.5 The Employee has deliberately or seriously breached the employment regulations or work rules stipulated by the Company;

5.2.6 The Employee’s conduct has breached the obligations stipulated in Article 1.3 of this Agreement or Article 6 or Article 7 of this Agreement;

5.2.7 Other circumstances stipulated by Chinese laws and regulations that might terminate this Agreement.

5.3         Termination with thirty days’ notice in writing.

5.3.1 Under the circumstances in the provisions stipulated in Clauses 5.1 and 5.2 and in Clause 5.3.2 and under any of the following kinds of circumstances, the Company shall be entitled to terminate this Contract, however, it must give thirty days’ notice in writing to the Employee:

5.3.1.1 If the Employee becomes ill or is injured for reasons other than work, and after the expiration of the legally stipulated period of illness he cannot perform his original job, or cannot perform work that the Company otherwise arranges for him in accordance with the actual circumstances and requirements of the Company at the time:

5.3.1.2 The Employee, after he has had the Company’s on the job training or other formal training is still unable to perform the tasks in accordance with this Contract or the requirements of the Company;

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5.3.1.3 The Employee has, other than the provisions stipulated in Article 5.2 of this Contract, engaged in conduct that is in breach of this Contract and caused the Company to suffer significant losses; or

5.3.1.4 Objective circumstances at the time this Contract is concluded in accordance with the significant changes indicated in Article 5.4 of this Contract occur and render this Contract impossible to perform, even though both Parties have consulted each other and have still not been able to reach agreement with regard to amending this Contract.

5.3.2 If the following circumstances arise, the Company, under said circumstances, before terminating this Contract in accordance with the provisions stipulated in Article 5.3.1 above, shall, at the same time, handle the matter in accordance with the relevant applicable Chinese laws and regulations:

5.3.2.1 The Employee, according to a determination of the relevant Chinese labor department, is suffering from an occupational illness or has sustained an injury while serving the Company causing the Employee to lose or partially lose his ability to work; or

5.3.2.2 The Employee, because of other causes, is ill or has sustained an injury and, has been diagnosed by a reputable health care institution as stipulated by the relevant regulations of the Chinese Government and it is within the period of medical treatment determined by a doctor’s certificate.

5.3.2.3 The Employee submits a valid evidence proving that, according to provisions stipulated the applicable Chinese laws, it is within a time period that the Company cannot dismiss a female employee. [The provision stipulated in this clause shall be applicable only to female employees.]

5.4         Significant changes in circumstances. The significant changes in circumstances stipulated in Article 5.3.1.4 of this Contract shall include but not be limited to the following:

5.4.1 The Company conducts a merger with another company and puts the corporate assets for sale on the market or transfers them to any other company or to any third party;

5.4.2 For three (3) consecutive years, the Company’s production operations and marketing sales have not reached the scheduled goals or the Company has been operating at a financial loss for three (3) consecutive years;

5.4.3 The Company has legally declared bankruptcy, dissolution, or liquidation;

5.4.4 New laws or regulations promulgated by the Chinese Government render one or both Parties to the Contract legally unable to perform this Contract.

5.5         Compensation.

When a significant change stipulated in Article 5.4 of this Contract causes the Company to terminate this Contract in accordance with the provisions stipulated above, the Company shall, in accordance with the provisions stipulated in the applicable Chinese laws and regulations, provide to the Employee an appropriate subsidy and compensation. However, both Parties hereby explicitly acknowledge that when calculating said subsidy and compensation, any employment relationship prior to the one that hereby exists other than between the Employee and the Company shall not be counted as Employment of the Employee by the Company, and the Employee’s employment by the Company shall begin on the Effective Date of this Contract.

5.6         Termination of the Contract by the Employee.

5.6.1 During the Term of this Contract and under the circumstances stipulated by Article 1.5 of this Contract, the Employee may submit his resignation and terminate this Contract; however, he must submit written notice to the company thirty (30) days in advance;

5.6.2 If the Company seriously breaches the provisions of Clause 1.4 or Article 2, Article 3, or Article 4 of this Contract, and receives the written notice from the Employee, thirty days after said breaches of contact such breaches of contract continue, the Employee shall be entitled to terminate this Contract; or

5.6.3 If the Company uses violence or makes threats or uses illegal methods to limit the personal freedom of the Employee, in order to compel the Employee to conduct work that is prohibited by Chinese law, the Employee shall be entitled to issue written notice of termination of this Contract to the Company.

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5.6.4 Other than the circumstances stipulated in Article 5.6.3, at the same time the Employee terminates this Contract, the Employee shall compensate the Company for the advanced study and training, training expenses that the Company funded during the Term of the Contract and for the expenses paid directly by the Company to hire the Employee (including but not limited to the expenses of employment agencies or executive recruitment (headhunting) companies).

5.7         Compensation by the Company.

When the following events occur, the Company shall, in accordance with the provisions stipulated by the relevant Chinese laws and regulations, compensate the Employee for the harm suffered as a result thereof:

5.7.1 The Company has committed a serious breach of provisions stipulated in Clause 1.4.1 or Article 2, Article 3, or Article 4 of this Contract and has not been able to stop the conduct in breach of contract after receiving written notification from the Employee indicating such breach of contract;

5.7.2 If the Company uses violence or makes threats or uses illegal methods to limit the personal freedom of the Employee.

5.8         Effective date of termination.

5.8.1 When this Contract expires in accordance with its provisions, or when terminated or rescinded, Clause 5.8 and Article 6, Article 7, and Article 8 of this Contract shall remain in effect.

5.8.2 Within seven (7) days after the expiration, termination, or rescission of this Contract, the Employee shall deliver or return to the Company all the property that belongs to the Company that he has used or kept in his possession, including but not limited to the following:

5.8.2.1 All the equipment, devices, and tools related to the employment that the Company provided for the Employee in accordance with this Contract;

5.8.2.2 All relevant Company management, operations, production, or product documents, files and records, and any copies of files that the Employee had in his care, use, or under his control for which he was responsible;

5.8.2.3 Lists of and/or materials regarding the Company’s vendors, customers, and other entities and individuals with which it has relationships;

5.8.2.4 The computer equipment, hardware, disks, hard disks, compact disks or DVDs, and other office supplies provided by the Company. If the Company suffers from any loss or harm as a result of a breach of the provision stipulated above by the Employee, the Employee shall assume liability for compensating the Company for the production and operating losses thereby caused.

Article 6     Trade Secrets and Non-Compete Clause

6.1         Trade secrets. The Employee hereby acknowledges that the Company possesses commercial and technical information that can bring economic benefits to the Company that are not known to people or are not specially designated, and the Company has adopted appropriate measures to protect said trade secrets and classified commercial information (hereinafter, “Trade Secrets”).The Employee may obtain and come to know said Trade Secrets because of his employment position at the Company. Said Trade Secrets shall include but are not limited to the following information and materials:

6.1.1 Technical data and software materials (including design plans and flow charts);

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6.1.2 Lists of customers, vendors, sales representatives, and dealers;

6.1.3 Production formulas, workflows, blueprints, and designs;

6.1.4 Proprietary technology and patented technology and related materials, whether said proprietary technology and patented technology has already obtained patent registration;

6.1.5 Information and plans regarding supplies, marketing, and research and development;

6.1.6 Financial information;

6.1.7 Records of the Company’s meetings, decisions, and internal affairs.

6.2        The Employee hereby agrees and guarantees that during the term of his employment in accordance with this Contract and for three years thereafter the Employee may not use the Company’s Trade Secrets for his individual purposes and interests, and under circumstances in which he has not receive separate written authorization from the Company, may not disclose said Trade Secrets to any company or individual, organization, or entity in any form for any purpose. The Employee acknowledges that the Company possesses absolute property rights to said Trade Secrets, and the Employee shall not raise any objections or claim any rights with regard to the property rights to said Trade Secrets and unless it is in the name of the Company or with written approval from the Company shall not himself or in the name of any other individual or company anywhere in the world seek the registration or recording of any property rights to said Trade Secrets.

6.3         Compensation for breach of contract. The Employee acknowledges that the Employee’s guarantee above to guarantee the Company’s Trade Secrets and non-compete commitment in this Article is an express precondition for the Company’s agreement to hire the Employee in accordance with this Contract, and if the Employee breaches any of said obligations it could cause the inestimable losses to the company. The Employee therefore agrees that any action that breaches or violates the obligations stipulated in this Article shall entitle the Company to file a lawsuit or request enforcement or a prohibition directly in the courts without going through a labor arbitration and the Company shall not be required to prove the actual losses that it has sustained, and may ask the court for a decision or judgment to grant compensation for the prohibitive and indemnifiable losses. The Employee agrees that under circumstances in which the Company is able to prove that the Employee has breached the obligations stipulated in this Article, the Employee waives the any right to demand that the Company prove the actual losses that it has sustained as a result.

Article 7     Intellectual Property

The Employee agrees that during the period of his employment by the Company in accordance with this Contract, he himself or jointly with others designs or upgrades any software products with regard to the Company’s products, production, management, sales, or any other matters related to the Company’s operations, or various kinds of graphical products that he or they create, design, or improve with regard to the company’s products, plans, work flows designs, or products produced or improved with regard to the Company’s production facilities and research and development technology related thereto, along with concepts and programs produced with regard to the Company’s operations management, raw materials supplies, product sales, and market development, as well as any software products designed or upgraded related to the Company’s production, management, sales, products, or any other items related to the Company’s operations shall all be regarded as his employment products, inventions, discoveries, and results and shall be the exclusive property of the Company, The Employee agrees that he shall take all necessary steps (including signing various types of documents) so that such kinds of works, inventions, discoveries, and results are under the name of the Company and authorizes the Company to use them and conduct registrations and recordings in the name of the Company, so that the Company can obtain the corresponding intellectual property rights, and shall not on this basis seek any expenses or compensation from the Company besides his rightful reward.

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Article 8     Resolution of Employment Disputes

If any disputes arise between the Company and the Employee with regard to this Contract, they shall first endeavor to resolve it through amicable consultation. The consultation shall begin within five (5) days after written notice indicating the existence of the dispute and requesting resolution of the dispute has been given by one Party to the other Party. If within ten (10) days after the beginning of the consultation it has not been possible to resolve the dispute, either party may ask the Company’s union organization to mediate and resolve the dispute. If within sixty (60) days after the aforementioned notice was issued, neither the aforementioned consultation nor mediation has been able to resolve the dispute, either Party may request arbitration by the Labor Dispute Arbitration Committee with jurisdiction in the city of Beijing. If either Party refuses to comply with the arbitral award issued by the Labor Dispute Arbitration Committee, it may file a lawsuit in the People’s Court with jurisdiction within fifteen days after the issuance of the arbitral award.

Article 9     Taxation

The Employee shall be liable for the individual income taxes that must be paid on the salary, bonuses, and various kinds of income received as compensation paid by the Company to the Employee as stipulated in this Contract, The Company shall withhold in advance the individual income tax and other tax expenses at the time the salary, bonuses, and other kinds of income for compensation are paid to the Employee.

Article 10     Other Provisions

10.1       Language and text. This Contract has been drafted in Chinese, in two original counterparts, and shall become effective on the aforementioned Effective Date when signed by the Company and the Employee. The Parties shall each have one counterpart, and both texts shall be the same original text.

10.2       Ability to sign the Contract. The Employee hereby represents and guarantees that the Employee can legally sign this Contract and be bound by this Contract. The duties for which the Employee is signing this Contract and the work stipulated in this Contract has not and shall not breach any other employment contract or agreement that is binding upon the Employee, and shall not breach the provisions of any other company, organization, or body that are binding upon him.

10.3       Validity. If any clause of this Contract is not in accordance with Chinese laws or regulations, Chinese laws and regulations shall prevail within the scope of said inconsistency.

10.4       Severability. When any clause stipulated in this Contract conflicts with or becomes invalid or inconsistent on the basis of Chinese law, said clause or clauses may not influence the effectiveness and the validity of the other clauses of this Contract.

10.5       Amendments in the Contract. Revisions of, amendments to, or supplements to of any article in this Contract must be approved in writing by both the Company and the Employee and be signed to be valid.

10.6       Transfer. The Employee may not transfer this Contract.

10.7       Entire Agreement. This Contract stipulates the entire agreement reached between the parties with regard to the content of this Contract, and replaces all previous contracts and understandings with regard thereto. The Company and the Employee may at any time, with regard to Trade Secrets, the non-compete clause, and/or intellectual property rights, draft contractual provisions that are more detailed and more strict. Once said contractual provisions become effective, they shall automatically become an appendix and an integral part of this Contract.

10.8       The interpretation and performance of this Contract shall be conducted on the basis of Chinese law.

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Both Parties hereby sign with the date as indicated at the beginning of this Contract.

“The Company”	“The /Employee” (signature and seal)

Borqs Wireless Ltd. (corporate seal)
Legal Representative or Commissioned Agent (signature or seal)

[signature]	[illegible seal]
[stamp:] Borqs Wireless Ltd.	/s/ Bob Xiao Bo Li
1101050464617 “The Employee” (signature and seal)

[illegible seal]

[signature]

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Employment Contract Renewal Form

This renewal of the Employment Contract Term shall be nine (fixed /open-ended) term Contract, with the renewal being effective beginning on July 1, 2015 until ________. During the term that this Contract continues to be in effect, the terms and conditions of employment shall be maintained unchanged.

Legal Representative or Commissioned Agent	The Employee (signature and seal)
(signature or seal)

{stamp:] Borqs Wireless Ltd.	/s/ Bob Xiao Bo Li
1101050464617 The Employee (signature and seal]	[illegible seal]

Employment Contract Renewal Form

This renewal of the Employment Contract Term shall be ___ (fixed /indefinite) term Contract, with the renewal being effective beginning on July 1, 2015 until ________. During the term that this Contract continues to be in effect, the terms and conditions of employment shall be maintained unchanged.

Legal Representative or Commissioned Agent (signature or seal)	The Employee (signature and seal)

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